Exhibit 10.9

EXECUTION VERSION

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

Dated 24 December 2021

BHP BILLITON (UK) DDS LIMITED

and

KABANGA NICKEL LIMITED

DEED OF COOPERATION

relating to the Kabanga Nickel Project

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Ref L-315321

Deed of Cooperation

This Deed (the “Agreement”) is made on 24 December 2021 between:

(1)	BHP BILLITON (UK) DDS LIMITED, a company incorporated in England and Wales (with registered no. 09882802) whose registered office is at Nova South, 160 Victoria Street, London, SW1E 5LB, United Kingdom (the “Investor”); and

(2)	KABANGA NICKEL LIMITED, a company incorporated in England and Wales (with registered no. 11815983) whose registered office is at 22 Chancery Lane, London, WC2A 1LS, United Kingdom (the “Company”),

each a “party” and together, the “parties”.

Whereas:

(A)	The Company owns an eighty four per cent. (84%) share interest in Tembo, whose current business comprises future mining operations in respect of the Kabanga Nickel Deposit at Kabanga in Ngara District, Kagera Region, Tanzania including the extraction and on-site concentration of minerals (the “Mining Business”) and mineral concentrate refining and processing operations to be conducted at a multi-mineral processing facility in Tanzania (the “Refining Business” and together with the Mining Business, the “Project”).

(B)	On or around the date hereof, the Investor has advanced the Loan on an unsecured basis to the Company, which constitutes a significant commitment by reference to the Company’s existing assets, liabilities and financial position. In accordance with the Loan Agreement, the Loan may convert into Shares on and subject to the terms of the Loan Agreement.

(C)	The Investor and the Company are in negotiations in relation to one or more possible direct (or indirect) investments by the Investor (or another member of its Group) in all (or part) of the Project (the “Proposed Transaction”).

(D)	This Agreement sets out various matters including exclusivity, timetables and the proposed key terms in relation to the Proposed Transaction.

It is agreed as follows:

1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 (Interpretation) apply:

1.1	Definitions

“Anti-Corruption Laws” means: (i) for all parties the Law relating to combating bribery and corruption of Tanzania, the Foreign Corrupt Practices Act of the United States of America, the UK Bribery Act 2010, the Criminal Code Act 1995 (Cth) of Australia and/or the principles of the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (ii) for each of the parties the Law relating to combating bribery and corruption in the countries of each such party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of each such party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in the United Kingdom;

“Connected Persons” means each member of the Company’s Group, each shareholder of the Company and (where applicable) each of their respective directors, officers, employees and consultants, and “Connected Person” means any of them;

“Governmental Authorities” means any competition, antitrust, anti-corruption, sanctions, anti-money laundering, counter-terrorism financing, foreign investment, national, supranational or supervisory or other government, governmental (whether trade, administrative, statutory or regulatory) bodies, agencies, commissions or authorities or any courts, tribunals, arbitral or judicial bodies, including any Tax Authorities and any governmental department, and “Governmental Authority” means any of them;

“Group” means, in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company from time to time, provided that where such term is used in relation to the Investor, it shall be deemed to include any subsidiaries and subsidiary undertakings of each of BHP Group plc and BHP Group Limited (from time to time);

“Investor ROFO Transaction” shall have the meaning given in Clause 4.1.4;

“Law” means all applicable legislation, statutes, directives, regulations, ordinances, decisions, licences, permits, consents, decrees, notices, instructions, policies, orders, judgments, decisions, by-laws and other applicable legislative measures or decisions, treaties, conventions and other agreements between states, or between states and supranational bodies and rules of common or civil law, in each case, having the force of law and having effect in any jurisdiction;

“Loan” means the loan made by the Investor to the Company under the Loan Agreement;

“Loan Agreement” means the loan agreement dated on or around the date hereof between the Investor and the Company in respect of a principal amount of US$40,000,000;

“Longstop Date” means 6.00 p.m. (London time) on the date falling four (4) months after the date of this Agreement subject to automatic extension in accordance with Clause 10.10 (Extension of Longstop Date due to COVID-19), or such later date as may be agreed in writing between the parties;

“Mining Business” shall have the meaning given in Recital (A);

“Notice” shall have the meaning given in Clause 10.6 (Notices);

“Permitted Potential IPO or SPAC Transaction” means any proposal (whether before, on or after the date of this Agreement) in respect of a business combination of any direct or indirect parent company in respect of the Company with a Special Purpose Acquisition Company (SPAC) and/or admission to trading of all (or any part) of the issued share capital of any such indirect or direct parent company to any stock exchange;

“Permitted Potential Refinery Third Party Transaction” means any Third Party Transaction that relates to the potential provision of equity and/or debt financing to the Refining Business and does not relate (directly or indirectly and whether in whole or in part) to the provision of equity and/or debt financing to the Mining Business;

“Permitted Potential Off-Take, Tolling or Marketing Transaction” means any Third Party Transaction that relates to the potential securing of off-take, tolling and/or concentrate marketing rights;

“Project” shall have the meaning given in Recital (A);

“Proposed Transaction” shall have the meaning given in Recital (C);

“Refinery Investor ROFO Transaction” shall have the meaning given in Clause 4.1.5;

“Refining Business” shall have the meaning given in Recital (A);

“ROFO Closing Time” means, in respect of any Third Party Transaction, 5.00 p.m. (London time) on the date falling 26 Business Days after the date that the ROFO Notice is given to the Investor (or such other time and date as the parties may agree in writing in respect of such Third Party Transaction);

“ROFO Notice” shall have the meaning given in Clause 4.1.1;

“Sanctions Laws” means any sanctions, export control, or import laws, or other regulations, orders, directives, designations, licenses, or decisions relating to the trade of goods, technology, software and services which are imposed, administered or enforced from time to time by Australia, the United States, the United Kingdom, the EU, EU Member States, Switzerland, the United Nations or United Nations Security Council and also includes U.S. anti-boycott laws and regulations;

“Shares” means ordinary shares having a nominal value of £0.0001 each in the share capital of the Company (from time to time);

“Subsequent Tranche” shall have the meaning given in the Term Sheet;

“Surviving Clauses” means this definition, Clauses 1 (Interpretation), 4 (Right of First Offer), 8 (Termination), 9 (Confidentiality) (other than Clause 9.4 (Disclosure in respect of Permitted Potential Refinery Third Party Transactions, Permitted Potential IPO or SPAC Transaction or Permitted Potential Off-Take, Tolling or Marketing Transaction)) and 10.2 (Whole Agreement) to 10.11 (Governing Law and dispute resolution), and “Surviving Clause” means any one of them;

“Tax Authorities” means any taxing or other authorities competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation, and “Tax Authority” means any of them;

“Taxation” or “Tax” means all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Tax Authority on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to any person and all penalties and interest relating thereto;

“Tembo” means Tembo Nickel Corporation Limited, a company incorporated in Tanzania (with registered no. 149494871) whose registered office is at 11th Floor, Golden Jubilee Tower, Ohio Street, Dar es Salaam, Tanzania;

“Term Sheet” shall have the meaning given in Clause 2 (Principal Terms);

“Third Party Transaction” means any proposal (whether before, on or after the date of this Agreement) in respect of an investment, offer, acquisition, transfer, merger, reorganisation, business combination, financing (whether by debt, equity, off-take or otherwise), tolling arrangement, admission to trading of all (or any part) of the issued share capital of any member of the Company’s Group (or of any direct or indirect parent company in respect of any member of the Company’s Group) to any stock exchange or any similar transaction (whether or not subject to any pre-conditions), or any revisions thereof, the purpose of which is to enable any third party(ies) (or any other person(s)) to directly or indirectly invest (or acquire an interest) in, finance, (or secure off-take, tolling and/or concentrate marketing rights in respect of) any member of the Company’s Group and/or the Project (or any part, undertaking, assets or business comprised therein) or list any member of the Company’s Group (or of any direct or indirect parent company in respect of any member of the Company’s Group) on a stock exchange, or any other arrangement or transaction or series of the same which would be inconsistent with the implementation of the Proposed Transaction; and

“Transaction Information” means any discussions or negotiations that may take place between the parties and/or their respective directors, officers, employees and consultants concerning the Proposed Transaction or any of the terms or other facts relating thereto, including the status thereof and the terms of the Term Sheet.

1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies

References to:

1.3.1	a person includes any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company includes any company, corporation or body corporate, wherever incorporated.

1.4	References to subsidiaries and holding companies

The words “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the United Kingdom Companies Act 2006 (provided that where a holding company creates security over the shares of a subsidiary, that subsidiary shall be deemed not to cease being a subsidiary of the holding company solely as a result of the creation of that security).

1.5	Schedules, etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses, Recitals and Schedules are to clauses of, and recitals and schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and parts of the Schedules.

1.6	Information

References to books, records or other information mean books, records or other information, in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.7	Legal terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.8	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.9	Reference to documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.10	Meaning of “to the extent that” and similar expressions

In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

1.11	Meaning of “procure”

Where the words “procure” are used in this Agreement in relation to the performance of any act, the words shall give rise to an obligation on the part of the relevant party to, and only to the extent it is legally able to: (i) exercise (and procuring the exercise of) all voting rights and powers as shareholder, including (to the fullest extent possible) by promptly convening shareholders’ meetings to enable such exercise; (ii) exercise (and procuring the exercise of) all other powers vested from time to time by applicable Law so that each board member and/or director exercises its board rights and any other powers of control to so procure; and (iii) ensure the removal of uncooperative board members and/or directors and their replacement with board members/directors who co-operate to so procure.

1.12	Currency

In this Agreement, references to “£” or “pounds” are references to the lawful currency from time to time of the United Kingdom and references to “$”, “US$” or “United States Dollars” are references to the lawful currency from time to time of the United States of America.

1.13	Headings

Headings shall be ignored in interpreting this Agreement.

2	Principal Terms

Following the date of this Agreement, the parties shall use reasonable endeavours (acting reasonably and in good faith) to agree legally binding documentation in respect of the Proposed Transaction in accordance (and otherwise consistent) with the provisions contained in the term sheet set out in Schedule 1 (the “Term Sheet”).

3	Non-solicitation and Exclusivity

3.1	Non-solicitation and Exclusivity Obligations

Subject to Clause 3.2 (Exclusion) below, the Company undertakes to the Investor that any Connected Persons and anyone authorised by or acting with the authority of any Connected Person in connection with the Project shall:

3.1.1	not enter into, pursue, continue, or otherwise participate in any discussions with any other person relating to or involving any Third Party Transaction;

3.1.2	not directly or indirectly solicit, initiate, encourage, negotiate, discuss or otherwise seek to procure any enquiries, proposals or approaches from any persons in respect of or in connection with a Third Party Transaction;

3.1.3	not furnish any information or afford access to any persons in respect of or in connection with a Third Party Transaction;

3.1.4	terminate any data room access (or other diligence access) of any persons in respect of or in connection with a Third Party Transaction; and

3.1.5	procure that the Investor has an exclusive right to negotiate any investment, offer, merger or business combination or similar transaction with the Company’s Group in respect of the Project.

3.2	Exclusion

Notwithstanding Clause 4 (Right of First Offer), the parties agree that the restrictions contained in Clause 3.1 (Non-solicitation and Exclusivity Obligations) shall not apply to any Permitted Potential Refinery Third Party Transaction, Permitted Potential IPO or SPAC Transaction or Permitted Potential Off-Take, Tolling or Marketing Transaction, provided that, notwithstanding any other provision of this Agreement, the Company shall not (and undertakes that any Connected Persons shall not) assume, grant or enter into any commitment, obligation, agreement or arrangement in writing with respect to any Permitted Potential Refinery Third Party Transaction, Permitted Potential IPO or SPAC Transaction or Permitted Potential Off-Take, Tolling or Marketing Transaction.

3.3	Notification of Third Party Transactions etc.

3.3.1	Save in respect of a Permitted Potential Refinery Third Party Transaction, Permitted Potential IPO or SPAC Transaction or Permitted Potential Off-Take, Tolling or Marketing Transaction, the Company shall notify the Investor in writing of any request for information with respect to a Third Party Transaction, or any inquiry with respect to or which may result in a proposal for a Third Party Transaction (including the terms and conditions of any such request or inquiry, details of the Third Party Transaction or inquiry, and the identity of the person making the same) received by the Company, any member of the Company’s Group or any of their respective directors, officers, employees, consultants, agents and professional advisers following the date of this Agreement.

3.3.2	The Company shall notify the Investor in writing, if after the signing of this Agreement, any event occurs or matter arises of which the Company becomes aware which results or may reasonably be expected to result in any breach of the provisions of Clauses 3.1 (Non-solicitation and Exclusivity Obligations) setting out reasonable details of the matter and take such action, at its own cost, as the Investor may reasonably require to remedy the breach or potential breach (where capable of remedy).

3.3.3	Any notification required under Clauses 3.3.1 or 3.3.2 shall be made by the Company to the Investor as soon as reasonably practicable and by no later than three (3) Business Days from the date of receipt of the relevant request or inquiry or the date of any such breach (as the case may be).

3.3.4	In respect of any Permitted Potential Refinery Third Party Transaction, Permitted Potential IPO or SPAC Transaction or Permitted Potential Off-Take, Tolling or Marketing Transaction, the Company shall, to the extent permitted by applicable Law, promptly provide such status updates or information concerning any such proposals as the Investor may reasonably request, subject to any confidentiality obligations which it may be subject to (and the Company shall, and shall procure that any relevant Connected Persons shall, use reasonable endeavours to (a) ensure that any such confidentiality obligations assumed after the date of this Agreement by any Connected Person shall permit such disclosure to the Investor; and (b) obtain any required consents from third parties to permit such disclosure where confidentiality obligations would otherwise restrict such disclosure to the Investor).

3.3.5	Without the prior written consent of the Company (acting in good faith), in respect of any Permitted Potential Refinery Third Party Transaction, Permitted Potential IPO or SPAC Transaction or Permitted Potential Off-Take, Tolling or Marketing Transaction, the Investor agrees that it shall, and shall procure that (i) each member of its Group and (where applicable) each of their respective directors, officers, employees, consultants engaged by any member of the Investor’s Group in connection with the Proposed Transaction and anyone authorised by or acting with the authority of any such person shall and (ii) as far as it is able, its and each member of its Group’s agents and professional advisers engaged in connection with the Proposed Transaction shall, not contact, negotiate or discuss any Permitted Potential Refinery Third Party Transaction, Permitted Potential IPO or SPAC Transaction or Permitted Potential Off-Take, Tolling or Marketing Transaction with any interested parties (and their professional advisers) to any such transaction, including any third party who has made a request for information with respect to a Third Party Transaction, or any inquiry with respect to or which may result in a proposal for a Third Party Transaction.

4	Right of First Offer

4.1	Issue of ROFO Notice to the Investor

4.1.1	The Company undertakes to the Investor that no Third Party Transaction will be implemented by any Connected Person except in accordance with this Clause 4 (Right of First Offer).

4.1.2	Without prejudice to Clause 3.1 (Non-solicitation and Exclusivity Obligations), if a Connected Person wishes to implement a Third Party Transaction, the Company shall give a Notice to the Investor (the “ROFO Notice”).

4.1.3	A ROFO Notice shall set out all material terms and conditions of the Third Party Transaction, including any actual or implied valuation of the Project (or part thereof).

4.1.4	Subject to Clause 4.1.5, following receipt of a ROFO Notice, the parties agree to enter into good faith discussions for a period of at least 25 Business Days regarding the terms and conditions of an alternative transaction with the Investor (or any member of its Group) on no less favourable terms (including in respect of timing, consideration and any actual or implied valuation of the Project) to the Company’s Group and/or Connected Person than such Third Party Transaction (the “Investor ROFO Transaction”) as a substitute for the Third Party Transaction.

4.1.5	At any time following the Longstop Date, and prior to giving any ROFO Notice in connection therewith, the Company may give a Notice to the Investor requesting confirmation in writing from the Investor whether the Investor (acting in good faith) would, subject to agreeing on the terms thereof, be willing to provide equity and/or debt financing to the Refining Business which does not relate (directly or indirectly and whether in whole or in part) to the provision of equity and/or debt financing to the Mining Business (a “Refinery Investor ROFO Transaction”). Such Notice shall specify the potential form of financing, size and timing. Following receipt of such Notice, the Investor shall have a period of 10 Business Days within which to confirm whether or not it would be willing, subject to agreeing on the terms thereof, to provide any such equity and/or debt financing to the Refining Business.

4.2	Conditions for any Third Party Transaction

If the parties are unable to reach agreement on the Investor ROFO Transaction by the ROFO Closing Time, the parties agree that the relevant Connected Person shall be free to obtain one or more short term shareholder loans from any shareholder(s) (or any entity which is controlled by any such shareholder(s)) of a member of the Company’s Group up to a maximum aggregate amount not exceeding [***] to fund any short term working capital requirements of any member of the Company’s Group which shall be repaid from the next capital raising by the Company’s Group and implement the Third Party Transaction with any independent bona fide third party(ies), provided that:

4.2.1	the Connected Person enters into a binding agreement for the Third Party Transaction:

(i)	(in the case of any Third Party Transaction concerning a business combination of any direct or indirect parent company in respect of the Company with a Special Purpose Acquisition Company (SPAC) and/or admission to trading of all (or any part) of the issued share capital of any such indirect or direct parent company to any stock exchange) within six months of the ROFO Closing Time; or

(ii)	(in the case of any other Third Party Transaction) within four months of the ROFO Closing Time;

4.2.2	the terms and conditions are not more favourable to any such third party(ies) than those notified to the Investor pursuant to the ROFO Notice; and

4.2.3	any actual or implied valuation of the Project is not lower than the valuation notified to the Investor pursuant to the ROFO Notice.

4.2.4	If any Connected Person wishes to implement a Third Party Transaction pursuant to Clause 4.2 (Conditions for any Third Party Transaction) but the provisions of Clauses 4.2.1, 4.2.2 or 4.2.3 are not satisfied, the Company undertakes that it shall re-comply in full with this Clause 4 (Right of First Offer) in respect of any such Third Party Transaction (or other new or revised proposed Third Party Transaction).

4.3	Notification

The Company shall notify the Investor in writing, if any event occurs or matter arises of which the Company becomes aware which results in any breach of the provisions of this Clause 4 (Right of First Offer) setting out reasonable details of the matter.

4.4	Duration

Notwithstanding termination of this Agreement pursuant to Clause 8 (Termination) but subject to Clause 4.5 (Duration in respect of a Refinery Investor ROFO Transaction), the parties agree that the provisions of this Clause 4 (Right of First Offer) shall apply from the date of this Agreement until the earlier of:

4.4.1	the date falling twelve (12) months after the Utilisation Date (as defined in the Loan Agreement);

4.4.2	the date on which the Commitment (as defined in the Loan Agreement) is cancelled in accordance with the terms of the Loan Agreement (if applicable);

4.4.3	the Investor: (i) acting in bad faith in respect of the Proposed Transaction; and/or (ii) having failed to use reasonable endeavours to reach a definitive agreement in relation to a possible direct (or indirect) investment by the Investor (or another member of its Group) in all (or part) of the Project for a period of not less than fifteen (15) Business Days;

4.4.4	any breach by the Investor (or any relevant member of its Group) of its (or their) contractual obligations to make available the Subsequent Tranche (as defined in the Term Sheet) to the Company’s Group pursuant to the terms of the T1B Loan Agreement (as defined in the Term Sheet) to be agreed following the date of this Agreement;

4.4.5	the date on which the parties jointly agree in writing that each of them no longer wishes to pursue the Proposed Transaction; and

4.4.6	the Company (or Tembo) becoming insolvent or unable to pay its debts as they fall due or effecting any compromise or arrangement with creditors or any winding-up, bankruptcy or other insolvency proceedings.

4.5	Duration in respect of a Refinery Investor ROFO Transaction

Notwithstanding Clause 4.4 (Duration), the parties agree that the provisions of this Clause 4 (Right of First Offer) in respect of any particular Refinery Investor ROFO Transaction notified to the Investor pursuant to Clause 4.1.5 shall apply from the date of this Agreement until the earlier of:

4.5.1	the date on which they would cease to apply in accordance with Clause 4.4 (Duration); and

4.5.2	the date on which the Investor confirms in writing that it would not be willing to provide equity and/or debt financing to the Refining Business in accordance with Clause 4.1.5,

and provided further that if the Investor confirms in writing that it would be willing to provide equity and/or debt financing in respect of any particular Refinery Investor ROFO Transaction notified pursuant to Clause 4.1.5, the parties agree that the remaining provisions of this Clause 4 (Right of First Offer) (including, without limitation, the requirement to give a ROFO Notice) shall apply in respect of any such Refinery Investor ROFO Transaction.

5	Timetable

The Investor and the Company shall use reasonable endeavours to implement the Proposed Transaction in accordance with the following timetable:

Date	Action	Responsibility
Jan-2022	Workshops to discuss and agree the detailed terms of the Proposed Transaction, including final investment level (e.g. Tembo, NewCo etc.) and Hive-Out.	Company and Investor
Feb-2022

Delivery of presentation to the Government of Tanzania (“GoT”) outlining detailed terms of the Proposed Transaction.

Company and Investor to engage with the GoT to address any queries/points, and Term Sheet to be updated to reflect feedback received from the GoT

Company, Investor and GoT
Mar-2022 to Apr-2022	Negotiations to finalise transaction documentation and signing of the Proposed Transaction.	Company and Investor (including respective Legal Counsel and Investment Banks)

6	Governmental interactions

6.1	Government strategy

As soon as reasonably practicable following the date of this Agreement, the parties shall use reasonable endeavours to agree on a strategy and timetable for engaging with relevant Governmental Authorities, including the introduction of the Investor to relevant Governmental Authorities within Tanzania and the advantages and expertise that the Investor’s Group can bring to the development of the Mining Business. The parties agree that all requests and enquiries from any Governmental Authority which relate to the Loan and/or Proposed Transaction shall be dealt with by the parties in consultation with each other and the parties shall promptly co-operate with and provide all necessary information and assistance reasonably required by any such Governmental Authority.

6.2	Co-operation obligations

Without limiting Clause 6.1 (Government strategy), and to the extent permitted by applicable Law (including relevant antitrust law), each party shall:

6.2.1	notify and discuss with the other party in advance of any material regulatory filing or application which it proposes to make or submit to any such Governmental Authority in connection with the Loan and/or Proposed Transaction, and provide the other party with copies of drafts and any supporting documentation (redacted where appropriate to exclude any information that such party reasonably determines to be commercially sensitive or subject to third party confidentiality restrictions) before submission to the applicable Governmental Authority;

6.2.2	take due consideration of any reasonable comments which the other party may have in relation to any such draft regulatory filing or application; and

6.2.3	keep the other party reasonably informed of the status of any such regulatory filings and applications; and

6.2.4	provide a copy of any material correspondence with any applicable Governmental Authority (redacted where appropriate to exclude any information that the party reasonably determines to be commercially sensitive or subject to third party confidentiality restrictions).

6.3	Meetings with Governmental Authorities

6.3.1	The Company shall use reasonable endeavours (acting reasonably and in good faith) to allow the Investor or any relevant member of its Group (or any other professional adviser nominated in writing by the Investor) to attend and participate in any meeting (including any conference call) with any relevant Governmental Authority in connection with the Loan and/or Proposed Transaction, other than any meetings or parts of any meetings (or conference calls) where attendance by the Investor’s Group (or its professional advisers) would result in a breach of any relevant Law or directly contradict any request from any such Governmental Authority.

6.3.2	To the extent that the Investor or any relevant member of its Group (or any other professional adviser nominated in writing by the Investor) does not attend any meeting referred to in Clause 6.3.1 above, the Company shall (to the extent permitted by applicable Law (including relevant antitrust law)) promptly, following the meeting, advise the Investor in reasonable detail of the matters discussed at the meeting and provide the Investor with a copy of any minutes or other notes or memoranda prepared in respect of the meeting (excluding any information which, if provided by the Company to the Investor, would directly contradict any request from the Governmental Authority with which the meeting took place).

6.4	Anti-Corruption Laws and Sanctions Laws

6.4.1	Each party shall, in connection with this Agreement and its contemplated activities hereby:

(i)	comply with all Anti-Corruption Laws and applicable anti-money laundering and counter-terrorism financing laws; and

(ii)	not engage in any activity or conduct that is prohibited by or is subject to penalty under Sanctions Laws.

6.4.2	Nothing in this Agreement requires a party to take any action or refrain from taking any action where doing so would be prohibited by, or subject to, penalty under any Anti-Corruption Laws, Sanctions Laws or applicable anti-money laundering or counter-terrorism financing laws.

7	Warranties

7.1	Warranties

Each party warrants to the other on the date of this Agreement that the following statements are each true and accurate:

7.1.1	it is duly organised and validly existing under the Law of the country where it is incorporated;

7.1.2	it has the legal right, all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement;

7.1.3	this Agreement has been duly executed and delivered by it and this Agreement constitutes, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

7.1.4	it has not taken any corporate action, legal proceedings or other procedure or step nor intends to take any corporate action, legal proceedings or other procedure or step and (ii) (to the best of its knowledge) no petition application or the like is outstanding, in each case that may result in its winding-up; and

7.1.5	the execution, delivery, and performance of this Agreement by it, the consummation of the transactions contemplated hereby, and the compliance with the provisions of this Agreement will not:

(i)	violate any applicable Law;

(ii)	contravene its constitutional documents; or

(iii)	result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by it prior to or on the date hereof; and

7.1.6	it, and any members of its Group and their respective directors, officers and employees, in connection with the Project, are not the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under Anti-Corruption Laws, Sanctions Laws, applicable anti-money laundering laws or applicable counter-terrorism financing laws and no such investigation, inquiry or proceedings have been threatened, and so far as it is aware (after making reasonable enquiries) there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

7.2	Acknowledgments

Each party acknowledges and agrees that the other party has entered into this Agreement in reliance upon the warranties of such party set forth in Clause 7.1 (Mutual Warranties).

8	Termination

8.1	Termination events

8.1.1	Subject to Clause 8.1.2, this Agreement (other than the Surviving Clauses) may be terminated by Notice in writing with immediate effect by:

(i)	either party following the Longstop Date;

(ii)	either party in the event that the Company (or Tembo) is insolvent or unable to pay its debts as they fall due or any compromise or arrangement with creditors or any winding-up, bankruptcy or other insolvency proceedings are formally commenced by the Company (or Tembo); or

(iii)	the joint written agreement of the parties in the event that each of them no longer wishes to pursue the Proposed Transaction.

8.1.2	Notwithstanding Clause 8.1.1, this Agreement (other than the Surviving Clauses) shall automatically terminate with effect from the date of entry into all required legally binding definitive transaction documentation with respect to the Proposed Transaction by the Company and the Investor (or another member of its Group).

8.2	Effect of termination

If this Agreement (other than the Surviving Clauses) is terminated, each party’s rights and obligations under this Agreement shall cease immediately and no party shall have any claim against any other under it, save for any claim arising from breach of any obligation prior to the date of termination.

9	Confidentiality

9.1	Confidentiality requirements

Subject to Clause 9.2 (Permitted disclosure), each party shall (and shall procure that each member of its Group and their respective directors, officers, employees, consultants, agents and professional advisers shall):

9.1.1	treat as strictly confidential and not disclose Transaction Information; and

9.1.2	only use Transaction Information as may be necessary for the purposes of considering, evaluating, advising on or furthering the Proposed Transaction.

9.2	Permitted disclosure

Clause 9.1 (Confidentiality requirements) shall not prohibit disclosure or use of any information if and to the extent:

9.2.1	the disclosure or use is required by Law, any Governmental Authority or any stock exchange on which the shares of a party or its holding company are listed;

9.2.2	the disclosure or use is required to vest the full benefit of this Agreement in any party;

9.2.3	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

9.2.4	the disclosure is made to professional advisers of any party on a strictly need to know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 9.1 (Confidentiality requirements) in respect of such information as if they were a party to this Agreement;

9.2.5	the information is or becomes publicly available (other than by breach of this Agreement or any other obligation of confidence); or

9.2.6	each party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to Clauses 9.2.1, 9.2.2 or 9.2.3, the party concerned shall, where not prohibited by Law, promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

9.3	Duration of confidentiality restrictions

The restrictions contained in Clauses 9.2.1 and 9.2.2 shall continue to apply for a period of two (2) years from the date of this Agreement.

9.4	Disclosure in respect of Permitted Potential Refinery Third Party Transactions, Permitted Potential IPO or SPAC Transactions or Permitted Potential Off-Take, Tolling or Marketing Transactions

In connection with any Permitted Potential Refinery Third Party Transaction, Permitted Potential IPO or SPAC Transaction or Permitted Potential Off-Take, Tolling or Marketing Transaction, the Company shall (and shall procure that each member of its Group and their respective directors, officers, employees, consultants, agents and advisers shall) not furnish any non-public information or afford access to any persons in respect of information relating to the Mining Business, except as may be reasonably required to interested parties (and their professional advisers) for the purposes of facilitating and progressing any such Permitted Potential Refinery Third Party Transaction, Permitted Potential IPO or SPAC Transaction or Permitted Potential Off-Take, Tolling or Marketing Transaction.

10	Other provisions

10.1	Further assurances

Each of the parties shall from time to time execute such documents and perform such acts and things as any party may reasonably require to give any party the full benefit of this Agreement.

10.2	Whole agreement

10.2.1	Other than the Loan Agreement, this Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by Law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

10.2.2	Each of the parties acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

10.3	No assignment

10.3.1	Except as permitted by Clause 10.3.3, no party may, without the prior written consent of the other party, assign, grant any security interest over, hold on trust, novate or otherwise transfer the whole or any part of this Agreement.

10.3.2	Subject to Clause 10.3.3, the Investor may without the consent of any other party, assign, transfer or otherwise novate, to any member of its Group the whole or any part of this Agreement.

10.3.3	Any transferee shall not be entitled to receive under this Agreement any greater amount than that to which the transferring party would have been entitled.

10.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

10.5	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

10.6	Notices

10.6.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by:

(a)	hand;

(b)	email;

(c)	registered post; or

(d)	courier using an internationally recognised courier company.

10.6.2	A Notice to the Investor shall be sent to such party at the following address, or such other person or address as the Investor may notify the party from time to time:

BHP Group Limited

Brookfield Place, Level 37, 125 St Georges Terrace, Perth, Western Australia, 6000, Australia

Email: [***] and [***] (in copy)

Attention: [***]

10.6.3	A Notice to the Company shall be sent to such party at the following address, or such other person or address as the Company may notify to the party from time to time:

Kabanga Nickel Limited

22 Chancery Lane, London, WC2A 1LS, United Kingdom

Email: [***]

Attention: [***]

10.6.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; or

(ii)	at the time of sending if sent by email, provided that receipt shall not occur if the sender receives an automated message that the email has not been delivered to the recipient.

10.6.5	Email is not permitted for any Notice which (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.

10.7	Invalidity

10.7.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

10.7.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 10.7.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 10.7.1, not be affected.

10.8	Remedies and waivers

10.8.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it.

10.8.2	The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.8.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

10.8.4	Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by any party of the provisions of this Agreement and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and neither of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement.

10.9	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

10.10	Extension of Longstop Date due to COVID-19

10.10.1	Subject to Clause 10.10.2, if, immediately prior to 6.00 p.m. (London time) on the date falling four (4) months after the date of this Agreement, travel restrictions, bans or policies directly related to COVID-19 (whether under applicable Law, as a result of acts or decisions taken by any Governmental Authority or public health organisation, or pursuant to any applicable internal policies of a party or any member of its Group) have meant that it has been impossible or impracticable (acting reasonably) for representatives of either party to travel regionally or internationally to engage with the representatives of the other party or any Tanzanian Governmental Authority as may be necessary or reasonably required for the purposes of negotiating, finalising and agreeing legally binding documentation in respect of the Proposed Transaction, the Longstop Date will be automatically extended to such time and date as is required to prepare and implement the necessary travel arrangements (including with respect to engaging with any relevant Tanzanian Governmental Authority), provided that the Longstop Date shall not be automatically extended beyond 6.00 p.m. (London time) on the date falling six (6) months after the date of this Agreement.

10.10.2	The automatic extension of the Longstop Date contemplated in Clause 10.10.1 shall not occur if:

(i)	the Investor has failed to use reasonable endeavours to prepare for and implement the necessary travel arrangements required for the purposes of negotiating, finalising and agreeing legally binding documentation in respect of the Proposed Transaction, including but not limited to applying for, or taking advantage of, any relevant exemptions or exceptions from COVID-19 related Law and making appropriate contingency plans (such as arranging meetings in other locations); or

(ii)	the relevant representatives of the Investor have refused available COVID-19 vaccinations or boosters for any reason (other than bona fide medical reasons) that would otherwise have permitted the necessary travel arrangements to have been implemented and the Investor has failed to replace such representatives with alternative representatives who have the necessary vaccination records to undertake the necessary travel arrangements.

10.11	Governing Law and dispute resolution

10.11.1	This Agreement and the documents to be entered into pursuant to it and any non-contractual obligations arising out of or in connection with this Agreement and such documents, save as expressly referred to therein, shall be governed by and construed in accordance with English Law. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the English courts to support and assist the arbitration process pursuant to Clause 10.11.2, including, if necessary, the grant of interlocutory relief pending the outcome of that process.

10.11.2	Any dispute arising out of or connected with this Agreement, including a dispute as to the existence, validity or termination of this Agreement, or this Clause 10.11 (Governing Law and dispute resolution) or any non-contractual obligation arising out of or in connection with this Agreement, shall be resolved by arbitration in London conducted in English by three arbitrators pursuant to the rules of the London Court of International Arbitration (“LCIA”). The appointing body shall be the LCIA.

10.11.3	In the event of a declared public health emergency by either the World Health Organisation (the “WHO”) or a national Governmental Authority, as a consequence of which it is inadvisable or prohibited for the parties and/or their legal representatives to travel to, or attend any hearing ordered by the arbitrator, the following shall apply:

(i)	any such hearing shall be held via video or telephone conference upon the order of the arbitrator;

(ii)	the parties agree that no objection shall be taken to the decision, order or award of the arbitrator following any such hearing on the basis that the hearing was held by video or telephone conference; and

(iii)	in exceptional circumstances only the arbitrator shall have the discretion to order that a hearing shall be held in person, but only after full and thorough consideration of the prevailing guidance of the WHO and any relevant travel or social distancing restrictions or guidelines affecting the parties and/or their legal representatives and the implementation of appropriate mitigation.

In witness whereof this Deed has been executed as a deed and has been delivered on the date stated at the beginning.

SIGNED as a DEED by BHP BILLITON (UK) DDS LIMITED acting by two authorised signatories:
/s/ [***]

Director

/s/ [***]

Director

SIGNED as a DEED by KABANGA NICKEL LIMITED acting by an authorised signatory in the presence of:
/s/ [***]
Witness’s signature

Name: [***]

Address: [***]

Occupation: [***]

Schedule 1
Term Sheet

23 April 2022

Kabanga Nickel Limited

22 Chancery Lane

London WC2A 1LS

United Kingdom

Attention: [***]

By email

Dear [***],

Re: Amendment of Deed of Cooperation

Background

We refer to the Deed of Cooperation between the Investor and the Company dated 24 December 2021 (the “Agreement”) and recent discussions between us concerning (among other things) an extension to the Longstop Date and ongoing discussions between certain of the Company’s Connected Persons and GoGreen in relation to a possible DeSPAC transaction involving Lifezone.

Capitalised terms used but not defined in this letter deed (this “letter”) shall have the meaning given to them in the Agreement.

Amendment of Deed of Cooperation

1)	Clause 1.1 is amended to insert the following new definitions:

““GoGreen” means GoGreen Investments Corporation, a blank check company incorporated in the Cayman Islands (with registered no. 373069) whose executive offices are at 1021 Main Street, Suite 1960, Houston, Texas 77002, United States of America;

“GoGreen DeSPAC Transaction” means the proposed transaction pursuant to which Lifezone (or a newly formed holding company of Lifezone owned by some (or all) of the shareholders of Lifezone and the Company as at the date hereof) will combine with GoGreen with such business combination to include Lifezone’s hydrometallurgical beneficiation technology business and any interest directly or indirectly held by Lifezone in the Sedibelo Kell PGM plant business, and immediately following completion of which Lifezone (or a newly formed holding company of Lifezone owned by some (or all) of the shareholders of Lifezone and the Company as at the date hereof or such shareholders directly) will have designated a majority of the board (and are expected to control 50 per cent. or more of voting rights capable of being exercised at a general meeting, subject to the amount of redemptions by GoGreen shareholders and the final size of the related PIPE investment) of GoGreen (or a newly formed holding company of GoGreen) and GoGreen (or a newly formed holding company of GoGreen) shall be listed on The New York Stock Exchange (or another internationally recognised stock exchange);

“Lifezone” means Lifezone Limited, a company incorporated under the laws of the Isle of Man with registered number 019369V and whose administrative office is at Commerce House, 1 Bowring Road, Ramsey, IM8 2LQ, Isle of Man;”

2)	The definition of “Longstop Date” in Clause 1.1 is deleted and replaced with the following:

““Longstop Date” means the earlier of: (i) the date on which the Investor, the Company and any relevant Connected Persons execute all legally binding documentation required to effect the Proposed Transaction including the T1B Loan Agreement, Security Deed and T2 Agreement (each as defined in the Term Sheet); and (ii) 6.00 p.m. (London time) on 24 June 2022, or such other date as may be agreed in writing between the parties;”

3)	A new Clause 1.14 is inserted as follows:

“1.14 Date of this Agreement

Except where the context requires otherwise, references in this Agreement to “the date of this Agreement”, the “date hereof”, “signing of this Agreement” (or similar expressions) shall be construed as references to the date on which the Agreement was first entered into and provided further that the reference to the “date hereof” in Clause 10.2.1 shall be to the date that this Agreement was most recently amended.”

4)	Clause 3.2. is amended by the insertion of the words “and subject to Clause 3.2A” immediately following the words “notwithstanding any other provision of this Agreement” and the insertion of the words “(unless the Investor has given its prior consent in writing)” immediately following the words “or Permitted Potential Off-Take, Tolling or Marketing Transaction” in the final line of Clause 3.2.

5)	A new Clause 3.2A is inserted immediately below Clause 3.2 as follows.

“3.2A	GoGreen DeSPAC Transaction

Notwithstanding Clause 3.2 but subject to Clause 4, any Connected Persons (excluding the Company or any of its subsidiaries or subsidiary undertakings) shall be permitted to enter into any commitment, obligation, agreement or arrangement in writing with respect to any GoGreen DeSPAC Transaction (which may include exclusivity arrangements).”

6)	Clause 5 (other than the heading captioned “Timetable”) is deleted in its entirety and replaced with the following:

“The Investor and the Company shall use reasonable endeavours to implement the Proposed Transaction as soon as possible.”

7)	Clause 10.10 (other than the heading captioned “Extension of Longstop Date due to COVID-19”) is deleted in its entirety and replaced with the following:

“Section left deliberately blank.”

Save as amended above, the Agreement shall remain in full force and effect.

ROFO Notice for a GoGreen DeSPAC Transaction

In addition to the amendment of the Agreement effected above, the parties agree that any ROFO Notice in respect of any GoGreen DeSPAC Transaction received by the Investor prior to 6.00 p.m. (London time) on 17 May 2022 will only be deemed to have been received by the Investor at such time and date notwithstanding anything to the contrary in the Agreement and accordingly the ROFO Closing Time in respect of any GoGreen DeSPAC Transaction shall be 5.00 p.m. (London time) on 24 June 2022.

If a ROFO Notice is given in respect of any GoGreen DeSPAC Transaction, and in addition to any information required to be contained in such ROFO Notice pursuant to Clause 4.1.3 of the Agreement, the Company agrees with the Investor that it shall prior to the ROFO Closing Time: (i) provide the Investor with copies of any written agreements entered into by any Connected Persons with respect to any GoGreen DeSPAC Transaction; and (ii) furnish and otherwise make available to the Investor’s Group any written information or due diligence materials (including, without limitation, any Q&A materials) provided to GoGreen’s Group in connection with the GoGreen DeSPAC Transaction so that the Investor’s Group has equal information rights as nearly as practicable and in the same manner as those afforded to GoGreen’s Group for the purposes of considering whether to propose an Investor ROFO Transaction as a substitute for any GoGreen DeSPAC Transaction.

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Information regarding a GoGreen DeSPAC Transaction

The Company hereby undertakes to the Investor that:

●	the Company and/or its Connected Persons have obtained irrevocable and unconditional consents from GoGreen’s Group and any other third parties as may be required to permit disclosure of the terms, status and/or timing of any GoGreen DeSPAC Transaction to the Investor without any restrictions, redactions (or similar);

●	neither the Company nor any of its Connected Persons will enter into any confidentiality restrictions after the date of this letter and prior to the ROFO Closing Time that restrict the ability of the Company or any of its Connected Persons to provide information concerning the GoGreen DeSPAC Transaction to the Investor as contemplated in Clause 3.3.4 of the Agreement;

●	prior to the ROFO Closing Time, it shall keep the Investor reasonably informed of any material developments in respect of any GoGreen DeSPAC Transaction and shall provide for information purposes the Investor with the drafts of any proposed binding memorandum of understanding, term sheet, heads of terms, business combination agreement or other similar business combination-related documentation providing for the GoGreen DeSPAC Transaction that any Connected Person intends to enter into in advance of such Connected Person entering into such documentation;

●	prior to the consummation or termination of the GoGreen DeSPAC Transaction, it shall promptly notify the Investor of anything that it becomes aware of that makes any information provided to the Investor in accordance with the bullet point paragraph immediately above incorrect, untrue or in any material respect incomplete or misleading; and

●	without prejudice to Clause 9 of the Agreement, it shall procure that any draft announcements or other materials that will be made publicly available as part of any GoGreen DeSPAC Transaction that identify or reference the Investor or any member of its Group or that otherwise contain any Transaction Information are provided to the Investor at least 3 Business Days prior to being publicly released with a view to providing the Investor with the opportunity to review and comment on the form and content of any such announcements or other materials and that the Company shall (and shall procure that any Connected Persons shall) take reasonable account (acting in good faith) of any comments of the Investor.

Other provisions

The provisions of Clauses 1.2 (Singular, plural, gender) to 1.13 (Headings) inclusive, 10.3 (No Assignment) to 10.9 (Counterparts) inclusive, and Clause 10.11 (Governing Law and dispute resolution) of the Agreement are incorporated into this letter as though they formed part of it (and as if references in such Clauses to “this Agreement” were references to “this letter”).

The amendment of the Agreement pursuant this letter shall not affect any accrued rights and obligations under the Agreement, nor does this letter operate as a waiver of any breach of any obligations under the Agreement or any right or remedy of any party under the Agreement.

This letter shall be read and construed as one with the Agreement so that all references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement as amended by this letter. This letter may be executed in counterparts, all of which together will constitute one instrument.

BHP Billiton (UK) DDS Limited and its affiliates shall use all reasonable endeavours to finalise and execute the documents to which they are proposed to be a party for the reorganisation of the shareholdings of the Company and Lifezone in order to effect the roll-up of certain current shareholders of the Company (other than Lifezone) and Lifezone to a newly formed holding company of Lifezone and certain related matters, in each case on the terms of the letter from Kabanga Nickel Limited to BHP Billiton (UK) DDS Limited dated 21 March 2022) by no later than 5.00 p.m. (London time) on 6 May 2022.

Please acknowledge receipt of this letter and confirm your agreement to the terms set out herein by signing and returning the enclosed counterpart via email.

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Yours sincerely,

Signed as a deed by BHP BILLITON (UK) DDS LIMITED acting by two authorised signatories:

/s/ [***]

Signature of Director

/s/ [***]

Signature of Director/Secretary

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Accepted and agreed:

Signed as a deed by KABANGA NICKEL LIMITED acting by an authorised signatory in the presence of:	/s/ [***]

/s/ [***]
Signature of Witness

Name: [***]

Occupation: [***]

Address: [***]

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